EXHIBIT 10.5
WASTE MANAGEMENT, INC.
EXECUTIVE OFFICER SEVERANCE POLICY
1. Policy
     It is the policy of the Board of Directors (the “Board”) of Waste Management, Inc. (the “Company”) that the Company shall not enter into a Future Severance Arrangement with an Executive Officer that provides for Benefits in an amount that exceeds 2.99 times the Executive Officer’s then current base salary and target bonus, unless such Future Severance Arrangement receives stockholder approval.
2. Definitions
     For the purposes of this Policy, the following terms shall have the following meanings:
“Benefits” means
(i)	cash amounts payable by the Company in the event of termination of the Executive Officer’s employment;

(ii)	the present value of benefits or perquisites provided for periods after termination of employment (but excluding benefits or perquisites provided to employees generally);
     The term “Benefits” includes lump-sum payments and the estimated present value of any periodic payments made or benefits or perquisites provided following the date of termination.
     Notwithstanding the foregoing, the term “Benefits” does not include:
(i)	payments of salary, bonus or performance award amounts that had accrued at the time of termination;

(ii)	payments based on accrued qualified and non-qualified deferred compensation plans, including retirement and savings benefits;

(iii)	any benefits or perquisites provided under plans or programs applicable to employees generally;

(iv)	amounts paid as part of any employment agreement intended to “make-whole” any forfeiture of benefits from a prior employer;

(v)	amounts paid for services following termination of employment for a reasonable consulting agreement for a period not to exceed one year;

(vi)	amounts paid for post-termination covenants (such as a covenant not to compete);

(vii)	the value of accelerated vesting or payment of any outstanding equity-based award;

(viii)	any payment that the Board or any committee thereof determines in good faith to be a reasonable settlement of any claim made against the Company.

     “Employment Agreement” means an agreement between the Company (or one of its subsidiaries) and an Executive Officer pursuant to which the Executive Officer renders services to the Company (or one of its subsidiaries) as an employee.
     “Executive Officer” means any person who is or becomes at the time of execution of a Future Severance Agreement an officer of the Company or a subsidiary who is required to file reports pursuant to Section 16 of the Securities Exchange Act of 1934, as amended.
     “Future Severance Agreement” means an Employment Agreement or a Severance Agreement providing for the payment of Benefits entered into after the effective date of this Policy, and includes any renewal, material modification or extension to an Employment Agreement or Severance Agreement in effect as of the date of this Policy, to the extent such renewals, material modifications or extensions require written agreement by the Executive Officer.
     “Severance Agreement” means an agreement between the Company (or one of its subsidiaries) and an Executive Officer related to such Executive Officer’s termination of employment with the Company and its subsidiaries.
3. Administration
     The Board delegates to the Compensation Committee full authority to make determinations regarding the interpretation of the provisions of this Policy, in its sole discretion, including, without limitation, the determination of the value of any non-cash items, as well as the present value of any cash or non-cash benefits payable over a period of time.
4. Amendment
     Consistent with the Company’s compensation philosophy and practice, the Board of Directors retains the right to amend or modify this Policy at any time in its sole discretion that such action would be in the best interest of the Company and its stockholders; provided, however, that any such action shall be promptly disclosed.
5. General
     If the Compensation Committee determines that it would be in the best interest of stockholders to enter into a Future Severance Agreement with an Executive Officer pursuant to which the present value of the proposed Benefits would exceed 2.99 times the Executive Officer’s then current base salary and target bonus, the Board of Directors may seek stockholder approval of such Future Severance Agreement after the material terms have been agreed upon but the payment of any Benefits in excess of the foregoing limits will be contingent upon such stockholder approval.